Exhibit No. 2 (b)

                      Agreement and Plan of Reorganization
                           and Corporation Separation
                                    (Fossil)


     AGREEMENT, made June 26, 2000, effective as of July 1, 2000, among Baltimore Gas and Electric Company ("Distributing"), a Maryland corporation, Constellation Power Source Generation, Inc. ("Controlled 1"), a Maryland
corporation, Constellation Energy Group, Inc., a Maryland corporation ("Parent"), Constellation Enterprises, Inc. ("Enterprises"), a Maryland
corporation and Constellation Holdings, Inc. ("Holdings"), a Maryland corporation (collectively, the "Parties").

                                    Recitals
                                    --------

     1. Distributing owns all the assets of its fossil generation business (including jointly held assets comprising two mine mouth coal generating stations and one hydroelectric generating station in Pennsylvania) and all of the stock of Controlled 1; and

     2. As a result of the deregulation of Distributing's electric generation assets in accordance with Maryland's Electric Customer Choice and Competition Act of 1999 and Maryland Public Service Commission Order No. 75757 ("PSC Order"), it is the desire of Distributing to separate its fossil generation business from its transmission and distribution business by transferring its fossil generation business (including the jointly held assets) to Controlled 1 on July 1, 2000 (the "Effective Date");

     3. Distributing also intends to separate its nuclear generation assets from its transmission and distribution assets by transferring its nuclear generation assets to another entity pursuant to a separate agreement; and

     4. All on the Effective Date, Distributing will distribute the stock of Controlled 1 to Parent and Parent will then contribute the stock of Controlled 1 to Enterprises. Enterprises will then transfer the stock of Controlled 1 to Holdings. Holdings will then transfer the stock of Controlled 1 to Constellation Power Source Holdings, Inc.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       Transfer of Assets; Assumption of Liabilities; Allocation of Debt
         -----------------------------------------------------------------

     A. Transfer of Assets. On the Effective Date, Distributing will assign, transfer and deliver to Controlled 1 all of its right, title and interest in its fossil generation assets (including its jointly held assets).

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     B. Assumption of Liabilities. On the Effective Date, Controlled 1 agrees to assume and become responsible for liabilities, contracts and obligations relating to Distributing's fossil generation assets and business, whether accrued, contingent, or otherwise.

     C. Allocation and Assumption of Debt. Effective with the transfer of fossil assets and liabilities, Controlled 1 will be indebted to Distributing as evidenced by promissory notes in the aggregate principal amount of $366,266,000, each note in such principal amount, and with such maturity date and interest rate as set forth on Exhibit A hereto, to Distributing. Such notes will be substantially in the form attached hereto as Exhibit B. In addition, Controlled 1 will assume the rights and obligations of Distributing with respect to the tax exempt debt set forth in Exhibit C hereto that was entered into by Distributing to finance certain pollution control and solid waste disposal equipment installed at Distibuting's fossil generation plants.

                      2. Distribution of Controlled 1 Stock
                     -------------------------------------

     On the Effective Date, Distributing will distribute all its common stock in Controlled 1 to Parent, which shall constitute all the stock outstanding of Controlled 1.

                      3. Contribution of Controlled 1 Stock
                      -------------------------------------

     Immediately after the distribution of Controlled 1 stock to Parent, Parent will contribute 100% of Controlled 1 stock to Enterprises. Immediately thereafter, Enterprises will contribute 100% of the Controlled 1 stock to Holdings. Immediately thereafter, Holdings will contribute 100% of the Controlled 1 stock to Constellation Power Source Holdings, Inc.

                           4. Intentionally left blank
                           ---------------------------


                            5. Conditions to Closing
                            ------------------------

     The Parties acknowledge that each of the following conditions have been satisfied:

A. Governmental Approvals. The following approvals have been received:

     (1) Ruling by the Internal Revenue Service that the transactions described therein will constitute a tax-free corporate separation under ss.368 and ss.355 of the Internal Revenue Code of 1986, as amended and that neither Distributing, Controlled 1, Parent, Enterprises nor Holdings will recognize any gain or loss or otherwise take any income or deduction into account by reason of the transfer of the assets and liabilities set forth in Paragraphs 1 and 2.

     (2) Approval of the Maryland Public Service Commission of Distributing's application for transfer of its generating assets to Controlled 1.

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     (3)  Approval of the Federal  Energy  Regulatory  Commission  (FERC) of the
Joint Application under Section 203 of The Federal Power Act for the Disposition of Jurisdictional Facilities.

     (4) Approval of the FERC of the Application under Section 204 of The Federal Power Act for the Authorization for Controlled 1 to Issue Securities and Assume Liabilities.

     (5) Approval of the FERC of the Joint Application - Authorization for Controlled 1 to Make Sales of Capacity, Energy, and Ancillary Services at market-based rates pursuant to Controlled 1 FERC Rate Schedule.

     (6) Approval of the FERC of the Joint Application - Acceptance for filing of the Interconnection Agreement applicable to Controlled 1 and Distributing.

     (7) Approval of the FERC of the Joint Application - Cancellation of the Codes of Conduct applicable to Constellation Power Source, Inc. (an affiliate of Parent) and Distributing.

     (8) Approval of the FERC of the Controlled 1 application for determination of exempt wholesale generator ("EWG") status within the meaning of Section 32(a)(1) of PUHCA.

     (9) Approval of the FERC of the Power Sales Agreements between Distributing and Constellation Power Source, Inc. ("CPS") and Controlled 1 and CPS.

     B. Other Agreements and Delivery of Documents. Controlled 1 and Distributing have agreed on the proper allocation or proration of additional assets, items and liabilities, and each Party has executed and delivered all documentation reasonably requested by either party necessary to consummate the transactions contemplated in this Agreement.

     C. Orders and Laws.  There is not in effect any  governmental  order or law
restraining,   enjoining,   or  otherwise  prohibiting  or  making  illegal  the
consummation of any of the transactions contemplated by this Agreement.

                                6. Miscellaneous
                                ----------------

     This Agreement shall be governed by the laws of the State of Maryland. Neither this Agreement nor any of the Parties' rights or obligations hereunder may be assigned, in whole or in part, by any Party whether by operation of law or otherwise without the prior written consent of all of the other Parties.

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                                                Constellation Energy Group, Inc.



                                                By: ____________________________


                                              Baltimore Gas and Electric Company



                                               By: _____________________________


                                                 Constellation Enterprises, Inc.



                                               By: _____________________________


                                                    Constellation Holdings, Inc.



                                              By: ______________________________


                                     Constellation Power Source Generation, Inc.



                                              By: ______________________________



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                                  Exhibit List
                                  ------------



Exhibit A - Schedule of Promissory Notes to be issued by Controlled 1 to Distributing corresponding to certain debt of Distributing

Exhibit B - Form of Promissory Note

Exhibit C - Schedule of Distributing's Tax Exempt Debt to be assumed by Controlled 1

We agree to furnish supplementally a copy of the omitted exhibits to the Commission upon request.


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